Exhibit 3.1(c)

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF LIMITED PARTNERSHIP

OF

EQUISTAR CHEMICALS, LP

The undersigned, desiring to amend the Certificate of Limited Partnership of Equistar Chemicals, LP pursuant to the provisions of Section 17-202 of the Revised Uniform Limited Partnership Act of the State of Delaware, does hereby certify as follows:

FIRST: The name of the Limited Partnership is Equistar Chemicals, LP.

SECOND: Article 3 of the Certificate of Limited Partnership is amended and restated to read:

3. The name and business address of the General Partner is:

Millennium Petrochemicals GP LLC

20 Wight Avenue

Hunt Valley, MD 21030

IN WITNESS WHEREOF, the undersigned executed this Amendment to the Certificate of Limited Partnership on this 30th day of November, 2004.

Millennium Petrochemicals GP LLC
(General Partner)

By:	Millennium Petrochemicals Inc.,
Its Manager

By:	/s/ C. William Carmean
C. William Carmean
Senior Vice President
General Counsel & Secretary